EXHIBIT 99.1

Approved By:	Steven E. Markhoff
Vice President, Strategic Planning,
General Counsel & Corporate Secretary
Kitty Hawk, Inc.
(972) 947-2200

Contacts:	Investors	Media
	EVC Group, Inc.	EVC Group, Inc.
	Doug Sherk/Stacey Fisher	Steve DiMattia
	(415) 896-6820	(646) 277-8706
KITTY HAWK FORMS NEW OPERATING SUBSIDIARY – KITTY HAWK GROUND, INC.
KITTY HAWK ADDS KEY NEW EXECUTIVE FOR SCHEDULED GROUND NETWORK
DALLAS, April 19, 2006 – Kitty Hawk, Inc. (AMEX: KHK) announced today that it has formed a new wholly-owned subsidiary, Kitty Hawk Ground, Inc., to manage its growing scheduled LTL ground network. Kitty Hawk Ground, Inc has hired Gary Jensen, age 52, as its new Vice President and Chief Operating Officer, reporting to Robert W. Zoller, President and CEO.
“The successful launch and initial growth of Kitty Hawk’s nationwide airport-to-airport scheduled LTL ground network has been a significant accomplishment and a strategic milestone for our company”, said Robert W. Zoller, President and CEO. “In just a few months, utilizing shared leadership, sales and operation team resources from Kitty Hawk’s North American air network Toby Skaar, VP and COO – Kitty Hawk Cargo, Inc. and his staff have created an entirely new, but complimentary service offering for Kitty Hawk’s domestic and international customers. With the expectation for increased growth we feel it is now an appropriate time to transition toward a corporate structure reflecting the significance of the LTL ground network.”
“Leading the new company will be Gary Jensen as Vice President and COO. Gary joins Kitty Hawk with a wealth of experience operating ground freight and logistics networks and possesses a unique background that encompasses not only operations, but also sales and marketing experience. We are excited to have someone of Gary’s caliber to further enhance Kitty Hawk’s growing ground network,” said Robert W. Zoller, president and chief executive officer.
Immediately prior to joining Kitty Hawk, Jensen served as Vice President Operations for current YellowRoadway subsidiary USF Bestway in Phoenix, Arizona and USF Red Star in Auburn, New York with leadership responsibilities in each position for approximately 2000 staff, operations, claims, industrial engineering, maintenance, safety, risk and process management. Prior to joining USF, Jensen served as General Manager for Logistics Insights Corporation, a transportation and logistics company serving the automotive manufacturing industry from Warren, Michigan as well as eleven years and numerous increasing division, sales and operations management responsibilities with Consolidated Freightways.

About Kitty Hawk, Inc. www.kittyhawkcompanies.com
As a recognized leader in customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, scheduled overnight air and beginning October 31, 2005 of scheduled time-definite coast-to-coast less-than-truckload (LTL) ground freight transportation to major business centers and surrounding communities throughout North America, including, Alaska, Hawaii, Toronto, Canada, and San Juan, Puerto Rico.
With more than 30 years experience in the aviation and air freight industries, Kitty Hawk plays a key connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 550 freight forwarders, integrated carriers, logistics companies and major airlines with its extensive integrated air and ground network, fleet of Boeing 737-300SF and 727 cargo aircraft, as well as a 239,000 square-foot cargo warehouse, US Customs clearance and sort facility at its Fort Wayne, Indiana hub. In 2005, Kitty Hawk became the North American launch customer for the fuel-efficient and environmentally-friendly Boeing 737-300SF aircraft. Kitty Hawk’s air and ground cargo networks and award-winning, guaranteed overnight time-definite service are ideal for heavy-weight shipments (over 150 lbs), special goods with unique dimensions, perishables, animals and other valuable shipments.
Statement under the Private Securities Litigation Reform Act:
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial and operating performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “intends,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: economic conditions; the impact of high fuel prices; our inability to successfully implement and operate our expanded ground network; failure of key suppliers and vendors to perform; our inability to attract sufficient customers at economical prices for our expanded ground network; unforeseen increases in liquidity and working capital requirements related to our expanded ground network; potential competitive responses from other operators of coast-to-coast less than truckload networks; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the Company’s significant lease obligations and indebtedness; the competitive environment and other trends in the Company’s industry; changes in laws and regulations; changes in the Company’s operating costs including fuel; changes in the Company’s business plans; interest rates and the availability of financing; liability and other claims asserted against the Company; labor disputes; the Company’s ability to attract and retain qualified personnel; inflation; and costs. For a discussion of these and other risk factors, see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or events described in any forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.
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